EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-43929, as amended, 2-90123, as amended, 2-97450, as amended, 33-3718, as amended, 33-8003, 33-14116, 33-37353, 33-39280, 33-40598, 333-03609, 333-32853, 333-32851, 333-41464, 333-98197, and 333-111355) and Form S-3 (Nos. 33-46194, 333-22041, 333-43133, 333-43983, 333-57512, and 333-71468) of Caterpillar Inc. (the Company) of our report dated January 27, 2004 relating to the consolidated financial statements, which appears on page A- 3 of the Appendix to the Company's 2004 Annual Meeting Proxy Statement, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Peoria, Illinois
March 9, 2004